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                                                                   Exhibit 99.1

                             [I2CORP.COM LETTERHEAD]

I2CORP.COM (OTCBB: ITOO) UNVEILS INVESTOR AND MEDIA RELATIONS WEBSITE

LAS VEGAS -- November 13, 2000 -- i2corp.com (OTCBB:ITOO), also known as international intertainment corporation and parent company of Las Vegas based Home Gambling Network, Inc. (HGN), announced today the latest release of its website at http://www.i2corp.com.

The website has been designed to provide timely investor and media relations information to international investors and media. It contains up-to-date news regarding events surrounding i2corp.com as well as an online investor kit in Adobe PDF format for individuals/corporations looking to invest in i2corp.com.

i2corp.com's website also provides for a quick and easy way for investors and journalists to be added directly to the i2corp.com e-mail news list for up to the minute news delivered directly to their e-mail box as it is released to the newswires. This is i2corp.com's corporate commitment to excellent investor/media service.

Investing in i2corp.com is investing in Home Gambling Network's internationally recognized remote wagering method. HGN news, press release archive, mailing list, player and licensee surveys and downloadable media and licensee kits can be found on its corporate website located at http://www.homegamblingnetwork.com.

i2corp.com also announced today that Ms. deedee Molnick has resigned from her position as President and has promoted Mr. Chris Almida and Mr. Jesse Molnick to President and Vice-President respectively. Ms. Molnick will remain Chief Executive Officer.

About international intertainment corporation

i2corp.com's subsidiaries patent and license ideas that offer new and exciting experiences for the international entertainment industry. Their goal is to license methods and technology that open new channels of revenue for their clients while providing the maximum in quality, security, and convenience for their client's customers in every available medium.

About Home Gambling Network, Inc. (HGN)

Las Vegas-based HGN (http://www.homegamblingnetwork.com) holds U.S. Patent 5,800,268 for remote wagering on live games and events utilizing electronic financial transactions in which has been successfully defended and validated on more than one occasion in US Federal Court District of Nevada. HGN also has corresponding patent applications pending before the European, Canadian and Australian Patent Office.

Certain statements in this news release may constitute "forward looking" statements within the meaning of section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks, uncertainties, and other factors that may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ.

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                             [I2CORP.COM LETTERHEAD]


CONTACT:

i2corp.com > http://www.i2corp.com
Jesse Molnick - Public Relations
Ph: 702.597.3331
FX: 702.597.3333
Email: pr@i2corp.com